Exhibit 10.135

LEASE, dated September 14, 2006, between 777 SINATRA DRIVE CORP., a New Jersey corporation, having an office at 400 Plaza Drive, P.O. Box 1515, Secaucus, New Jersey 07096-1515 (“Landlord”), and EQUINIX, INC., a Delaware corporation having an office at 301 Velocity Way, 5th Floor, Foster City, California, 94404 (“Tenant”).

ARTICLE 1 - DEFINITIONS

1.01. As used in this Lease (including in all Exhibits and any Riders attached hereto, all of which shall be deemed to be part of this Lease) the following words and phrases shall have the meanings indicated:

A. Intentionally omitted.

B. Additional Charges: All amounts that become payable by Tenant to Landlord hereunder other than the Fixed Rent.

C. Intentionally omitted.

D. Broker: Trammell Crow Services, Inc.

E. Building: The building located on the Land and known as 755 Secaucus Road, Secaucus, New Jersey.

F. Intentionally omitted.

G. Intentionally omitted.

H. Intentionally omitted.

I. Calendar Year: Any twelve-month period commencing on a January 1.

J. Commencement Date: October 1, 2006.

K. Demised Premises: The Building and the Land in Secaucus, New Jersey depicted on the site plan(s) attached hereto as Exhibit B, outlined in red. Tenant’s lease of the Demised Premises shall include the right to the use of the Personal Property listed on Exhibit C annexed hereto.

L. Development: The Development is outlined in red on Exhibit I annexed hereto.

M. Intentionally omitted.

N. Expiration Date: September 30, 2021.

O. Fixed Rent: The annual Fixed Rent during the Term shall be divided into two (2) components, a “Ground Rent” component and a “Building Rent “ component as follows:

Ground Rent Component:

(a)	$677,934.00 per annum ($56,494.50 per month) from October 1, 2006 to September 30, 2011;

(b)	$728,779.05 per annum ($60,731.59 per month) from October 1, 2011 to September 30, 2016;

(c)	$783,437.48 per annum ($65,286.46 per month) from October 1, 2016 to September 30, 2021;

Building Rent Component:

(a)	$3,000,000 per annum ($250,000.00 per month) from October 1, 2006 to September 30, 2011;

(b)	$3,225,000 per annum ($268,750.00 per month) from October 1, 2011 to September 30, 2016;

(c)	$3,466,875 per annum ($288,906.25 per month) from October 1, 2016 to September 30, 2021;

P. Floor Space: As to the Demised Premises, the sum of the floor area stated in square feet bounded by the exterior faces of the exterior walls. Any reference to Floor Space of a building shall mean the floor area of all levels or stories of such building, excluding any roof, except such portion thereof (other than cooling towers, elevator penthouses, mechanical rooms, chimneys and staircases, entrances and exits) as is permanently enclosed, and including any interior basement level or mezzanine area not occupied or used by a tenant on a continuing or repetitive basis, and any mechanical room, enclosed or interior truck dock, and areas used by Landlord for storage, for housing meters and/or other equipment or for other purposes. Any reference to the Floor Space is intended to refer to the Floor Space of the entire area in question irrespective of the Person(s) who may be the owner(s) of all or any part thereof.

Q. Intentionally omitted.

R. Insurance Requirements: Rules, regulations, orders and other requirements of the applicable board of underwriters and/or the applicable fire insurance rating organization and/or any other similar body performing the same or similar functions and having jurisdiction or cognizance over the Land and Building, whether now or hereafter in force.

S. Land: The land described on Exhibit A, upon which the Building is located.

T. Landlord’s Work: None.

U. Legal Requirements: Laws and ordinances of all federal, state, county, and municipal governments, and rules, regulations, orders and directives of all departments, subdivisions, bureaus, agencies or offices thereof, and of any other governmental, public or quasi-public authorities having jurisdiction over the Land and Building, whether now or hereafter in force, including, but not limited to, those pertaining to zoning requirements and environmental matters.

V. Mortgage: A mortgage and/or a deed of trust.

W. Mortgagee: A holder of a mortgage or a beneficiary of a deed of trust.

X. Intentionally omitted.

Y. Permitted Uses: Data center operations, telecommunications facility, and any uses permitted by applicable Legal Requirements but not including any retail or residential use; provided, however, Landlord has made no representations or warranties in respect of the fitness or the zoning of the Demised Premises for the Permitted Uses.

Z. Person: A natural person or persons, a partnership, a corporation, or any other form of business or legal association or entity.

AA. Intentionally omitted

BB. Real Estate Taxes: The real estate taxes, assessments, special assessments, sewer rents, water charges, and all other similar charges and impositions imposed upon the Building and Land by any federal, state, municipal or other governments or governmental bodies or authorities, and any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Building and Land, which expenses shall be allocated to the period of time to which such expenses relate. If at any time during the Term the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate there shall be levied, assessed or imposed (a) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (b) any other such additional or substitute tax, assessment, levy, imposition or charge, then all such taxes, assessments, levies, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Real Estate Taxes” for the purposes hereof.

CC. Rent: The Fixed Rent and the Additional Charges.

DD. Intentionally omitted.

EE. Security Deposit: Such amount as Tenant has deposited or hereinafter deposits with Landlord as security under this Lease. Tenant has deposited with Landlord a letter of credit in the amount of $7,800,000.00 as security hereunder as of the date hereof.

FF. Successor Landlord: As defined in Section 9.03.

GG. Intentionally omitted.

HH. Intentionally omitted.

II. Superior Mortgage: Any Mortgage to which this Lease is, at the time referred to, subject and subordinate.

JJ. Superior Mortgagee: The Mortgagee of a Superior Mortgage at the time referred to.

KK. Tenant’s Property: As defined in Section 16.02.

LL. Tenant’s Work: The facilities, materials and work which may be undertaken by or for the account of Tenant to equip, decorate and furnish the Demised Premises for Tenant’s occupancy. Such facilities, materials and work may include exterior equipment, including buried utility lines, cables and conduits for interconnection with wide area networks and or cables or utilities at other locations.

MM. Term: The period commencing on the Commencement Date and ending at 11:59 p.m. of the Expiration Date, but in any event the Term shall end on the date when this Lease is earlier terminated.

NN. Unavoidable Delays: A delay arising from or as a result of a strike, lockout, or labor difficulty, explosion, sabotage, accident, riot or civil commotion, act of war, fire or other catastrophe, Legal Requirement or an act of the other party and any cause beyond the reasonable control of that party, provided that the party asserting such Unavoidable Delay has exercised its best efforts to minimize such delay.

ARTICLE 2 - DEMISE AND TERM

2.01. Landlord hereby leases to Tenant, and Tenant hereby hires from Landlord, the Demised Premises, for the Term. This Lease is subject to (a) any and all existing encumbrances, conditions, rights, covenants, easements, restrictions and rights of way, of record, and other matters of record, applicable zoning and building laws, regulations and codes, and such matters as may be disclosed by an inspection or survey, and (b) subject to the second sentence of Article 20.02 below, easements now or hereafter created by Landlord in, under, over, across and upon the Land for access, sewer, water, electric, gas and other utility lines and services now or hereafter installed.

ARTICLE 3 - RENT

3.01. Tenant shall pay the Fixed Rent in equal monthly installments in advance on the first day of each and every calendar month during the Term.

3.02. The Rent shall be paid in lawful money of the United States to Landlord at its office, or such other place, or Landlord’s agent, as Landlord shall designate by notice to Tenant. Tenant shall pay the Rent promptly when due without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Lease. If Tenant makes any payment to Landlord by check, same shall be by check of Tenant and Landlord shall not be required to accept the check of any other Person, and any check received by Landlord shall be deemed received subject to collection. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails, and no lateness or failure of the mails will excuse Tenant from its obligation to have made the payment in question when required under this Lease.

3.03. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance or pursue any other remedy in this Lease or at law provided.

3.04. If Tenant is in arrears in payment of Rent, Tenant waives Tenant’s right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items to which any such payments shall be credited.

3.05. In the event that any installment of Rent due hereunder shall be overdue, a “Late Charge” equal to four percent (4%) or the maximum rate permitted by law, whichever is less, multiplied by the installment of Rent so overdue may be charged by Landlord for the first month or part thereof that same remains overdue; and for each month or part thereof thereafter that the same continues to remain overdue, such overdue amounts shall bear interest at the Default Rate (as hereinafter defined) or the maximum rate permitted by law, whichever is less. The Default Rate shall equal the Prime Rate (the prime commercial lending rate on ninety (90) day loans then announced by J.P Morgan Chase, or such other prime rate or reference rate of a banking institution having offices within a fifty (50) mile radius of the Demised Premises reasonably selected by Landlord), plus four percent (4%) per annum. Notwithstanding the previous sentence, the aforesaid Late Charge shall be waived with respect to the first two (2) overdue payments in any Calendar Year of the Term provided any such overdue payment is received within five (5) days of its due date. In the event that any check tendered by Tenant to Landlord is returned for insufficient funds, Tenant shall pay to Landlord, in addition to the charge imposed by the preceding sentence, a fee of $50.00. Any such Late Charges if not previously paid shall, at the option of the Landlord, be added to and become part of the next succeeding Rent payment to be made hereunder.

3.06. It is intended that the Fixed Rent shall be an absolutely net return to Landlord throughout the Term, free of any expense, charge or other deduction whatsoever, with respect to the Demised Premises, the Building, the Land and/or the ownership, leasing, operation, management, maintenance, repair, rebuilding, use or occupation thereof, or any portion thereof, with respect to any interest of Landlord therein.

ARTICLE 4 - USE OF DEMISED PREMISES

4.01. Tenant shall use and occupy the Demised Premises for the Permitted Uses, and Tenant shall not use or permit or suffer the use of the Demised Premises or any part thereof for any other purpose.

4.02. If any governmental license or permit, including a certificate of occupancy or certificate of continued occupancy (a “Certificate of Occupancy”), shall be required for the proper and lawful conduct of Tenant’s business in the Demised Premises or any part thereof, Tenant shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy the Demised Premises, or do or permit anything to be done in the Demised Premises, in any manner which (a) violates the Certificate of Occupancy for the Demised Premises or for the Building; (b) causes waste to the Building or any equipment, facilities or systems therein; (c) constitutes a violation of the Legal Requirements or Insurance Requirements; (d) impairs the proper and economic maintenance, operation and repair of the Building and/or its equipment, facilities or systems.

ARTICLE 5 - PREPARATION OF DEMISED PREMISES

5.01. Landlord shall not be required to perform any work in and to the Demised Premises but instead shall deliver same to Tenant in “as is” condition. Tenant shall occupy the Demised Premises on the Commencement Date. Except as expressly provided to the contrary in this Lease, the taking of possession by Tenant of the Demised Premises shall be conclusive evidence as against Tenant that the Demised Premises and the Building were in good and satisfactory condition at the time such possession was taken.

5.02. Tenant shall be responsible for all construction and work to prepare the Demised Premises for Tenant’s occupancy at Tenant’s cost and expense. Such construction shall be in accordance with Article 15 of this Lease.

ARTICLE 6 – REAL ESTATE TAX PAYMENTS

6.01. Except as otherwise provided herein, Tenant shall pay when due and before any penalty or interest shall be charged thereon directly to the appropriate taxing or other governmental authority all of the Real Estate Taxes during the Term relating to the Demised Premises.

6.02. Landlord shall submit to Tenant true copies of the Real Estate Tax bills, and Tenant shall pay such amounts in respect of such Real Estate Taxes to the appropriate taxing or other governmental authority consistent with this Article 6. To the extent that Real Estate Tax bills are delivered directly to Tenant, Tenant shall deliver to Landlord copies of receipted bills for such Real Estate Tax bills as shall be paid by Tenant directly to any taxing or other governmental authority within fifteen (15) days after receipt of such bills by Tenant.

6.03. If, by law, any Real Estate Taxes may be payable at the option of the taxpayer in installments (whether or not interest shall accrue on the unpaid balance thereof), Landlord shall exercise the option to pay same in installments. The installments as the same become due and payable shall be included in the Real Estate Taxes, except that the entire unpaid amount thereof shall be included in the Real Estate Taxes on the installment payment date thereunder immediately prior to the date which is one year before the expiration of the Term, including the installments which shall become due and payable after the expiration of the Term.

6.04. Real Estate Taxes shall be apportioned between Landlord and Tenant as of the beginning and the expiration or sooner termination of the Term, so that Tenant shall pay only the portion of the Real Estate Taxes allocable to the Term; provided, however, Landlord need not make any apportionment in favor of Tenant if this Lease shall have been terminated by reason of an Event of Default.

6.05. Tenant, after notice to Landlord, may contest the amount or validity of such Real Estate Taxes in any manner permitted by law, in the name of Tenant, and whenever necessary in the name of Landlord, provided and upon condition that Tenant does so with due diligence and in good faith and that such contest shall be without cost, liability or expense to Landlord. Landlord shall cooperate with Tenant and shall execute any documents or pleadings reasonably required for such purpose. Such contest may include appeals from any judgment, decree or order until a final determination is made by a court or governmental department or authority having final jurisdiction in the matter. However, notwithstanding such contest, Tenant shall pay the contested Real Estate Taxes in the manner and on the dates provided for in this Article. Tenant will be entitled to the net amount of such remission or refund subject to the apportionment provisions in Section 6.04.

6.06 Notwithstanding anything herein contained to the contrary, in the event any Superior Mortgage or Superior Mortgagee shall so require, Tenant shall, on the first day of each January, April, July, and October during the Term, deposit in advance with Landlord, or at Landlord’s request with any Superior Mortgagee, as Additional Rent, an amount equal to 1/4th of the annual Real Estate Taxes which Tenant shall be obligated to pay under the provisions of this Article 6 (as such Real Estate Taxes may be estimated by Landlord or such Superior Mortgagee for the present or next following Real Estate Tax period) plus any other amounts required by such Superior Mortgagee to the end that the amount deposited shall be sufficient to pay the Real Estate Taxes when same shall become due and payable. Landlord or such Superior Mortgagee, as the case shall be, shall use or caused to be used such deposits for the paying when due of such Real Estate Taxes. In the event that the amount paid by Tenant to Landlord or such Superior Mortgagee as provided above in any calendar quarter are in excess of the amounts required to pay the Real Estate Taxes that Tenant is obligated to pay under the provisions of this Article 6, any such excess shall be promptly refunded to Tenant. Landlord shall furnish to Tenant reasonable proof of the payment of the Real Estate Taxes for which such deposits were made promptly after receipt by Landlord of such proof.

ARTICLE 7 – INTENTIONALLY OMITTED

ARTICLE 8 - SECURITY

8.01. (a) In the event Tenant deposits with Landlord any Security Deposit, the same shall be held as security for the full and faithful payment and performance by Tenant of Tenant’s obligations under this Lease. If Tenant defaults in the full and prompt payment and performance of any of its obligations under this Lease, including, without limitation, the payment of Rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Rent or any other sums as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of Tenant’s obligations under this Lease, including, without limitation, any damages or deficiency in the reletting of the Demised Premises, whether such damages or deficiency accrue before or after summary proceedings or other re-entry by Landlord. If Landlord shall so use, apply or retain the whole or any part of the security, Tenant shall upon demand immediately deposit with Landlord a sum equal to the amount so used, applied and retained, as security as aforesaid. If Tenant shall fully and faithfully pay and perform all of Tenant’s obligations under this Lease, the security or any balance thereof to which Tenant is entitled shall be returned or paid over to Tenant within thirty (30) days after the date on which this Lease shall expire or sooner end or terminate, and after delivery to Landlord of entire possession of the Demised Premises. In the event of any sale or leasing of the Land, Landlord shall have the right to transfer the security to which Tenant is entitled to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return or payment thereof; and Tenant shall look solely to the new landlord for the return or payment of the same; and the provisions hereof shall apply to every transfer or assignment made of the same to a new landlord. Tenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security, and neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

8.01.(b) In lieu of the cash security required by this Lease, Tenant shall provide to Landlord an irrevocable transferable Letter of Credit in the amount of the Security Deposit in form and substance satisfactory to Landlord and issued by a financial institution approved by Landlord. Landlord shall have the right, upon five (5) business days written notice to Tenant (except that for Tenant’s non-payment of Rent or for Tenant’s failure to comply with Article 8.03, no such notice shall be required) and regardless of the exercise of any other remedy the Landlord may have by reason of a default, to draw upon said Letter of Credit to cure any default of Tenant or for any purpose authorized by section 8.01(a) of this Lease and if Landlord does so, Tenant shall, upon ten (10) days written demand, additionally fund the Letter of Credit with the amount so drawn so that Landlord shall have the full deposit on hand at all times during the Term of the Lease and for a period of thirty (30) days’ thereafter. In the event of a sale of the Building or a lease of the Building subject to this Lease, Landlord shall transfer the security to the vendee or lessee.

8.02. The Letter of Credit shall expire not earlier than thirty (30) days after the Expiration Date of this Lease. The Letter of Credit shall be of the type which is automatically renewed on an annual basis (Annual Renewal Date). Tenant shall maintain the Letter of Credit and its renewals in full force and effect during the entire Term of this Lease (including any renewals or extensions) and for a period of thirty (30) days thereafter. The Letter of Credit will contain a provision requiring the issuer thereof to give the beneficiary (Landlord) sixty (60) days’ advance written notice of its intention not to renew the Letter of Credit on the next Annual Renewal Date.

8.03. In the event Tenant shall fail to deliver to Landlord a substitute irrevocable Letter of

Credit, in the amount stated above, on or before thirty (30) days prior to the next Annual Renewal Date, said failure shall be deemed a default under this Lease. Landlord may, in its discretion treat this the same as a default in the payment of Rent or any other default and pursue the appropriate remedy. In addition, and not in limitation, Landlord shall be permitted to draw upon the Letter of Credit as in the case of any other default by Tenant under the Lease.

ARTICLE 9 - SUBORDINATION

9.01. Subject to the execution of a Subordination, Non-Disturbance, and Attornment Agreement (“SNDA”) in a form reasonably acceptable to Landlord, Tenant, and any Superior Mortgagee, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all Superior Mortgages which may now or hereafter affect the Land and/or Building, whether or not such Superior Mortgages shall also cover other lands and/or buildings, to each and every advance made or hereafter to be made under such Superior Mortgages, and to all renewals, modifications, replacements and extensions of such Superior Mortgages and spreaders and consolidations of such Superior Mortgages. Notwithstanding anything contained herein to the contrary, subordination of this Lease pursuant to this Section 9.01 with respect to any Superior Mortgage entered into after the date of this Lease shall be conditioned upon the Superior Mortgagee entering into a SNDA with Tenant in commercially reasonable form acceptable to such Superior Mortgagee, Landlord and Tenant. Landlord represents that as of the date of this Lease, there is no Superior Mortgage affecting the Land and/or Building.

9.02. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee whose name and address shall previously have been furnished to Tenant, and (b) until any grace or cure period provided for in this Lease with respect to such act or omission shall have elapsed following the giving of such notice; provided that if the Landlord shall have failed to remedy such act or omission within the time period, if any, provided for in this Lease, and any such Superior Mortgagee shall have notified Tenant within ten (10) days after the expiration of any such time period that it intends to remedy such act or omission, any such Superior Mortgagee shall have (i) an additional thirty (30) days after the expiration of any such grace or cure period available to the Landlord to remedy such act or omission, or (ii) if such act or omission cannot, with the exercise of reasonable and continuous diligence, be cured within such additional thirty (30) day period, such additional time as may be required, with the exercise of reasonable and continuous diligence, to remedy such act of omission, before Tenant may exercise its rights to cancel or terminate this Lease, or claim a partial or total eviction. Further, if any such act or omission is not actually cured within one hundred and twenty (120) days of the expiration of any grace or cure period available to the Superior Mortgagee and such act or omission materially interferes with the operation of Tenant’s business at the Demised Premises, Tenant may upon the expiration of such one hundred and twenty (120) day period undertake such reasonable actions as may be available to Tenant to remedy such act or omission. The reasonable and actual costs incurred by Tenant to correct such condition shall be paid by the Superior Mortgagee within thirty (30) days of Tenant’s demand therefore, provided, however, to the extent the Superior Mortgagee disputes in any manner Tenant’s actions under this Article 9.02 (including, but not limited to, the costs associated with the remedying of any such condition), the parties agree to submit such dispute to arbitration in accordance with Article 34 below. In the event any such arbitration results in a monetary judgment against the Superior Mortgagee, and Superior Mortgagee, upon notice from Tenant, fails to satisfy such monetary judgment, Tenant shall have the right, in addition to any other remedy permitted at law, to offset the Rent due under this Lease until such time as the monetary award is fully satisfied. The provisions of this Section shall not apply to Article 22 below.

9.03. If any Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, then at the request of such party so succeeding to Landlord’s rights (“Successor Landlord”), Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and such Successor Landlord shall similarly recognize Tenant’s rights as Tenant under this Lease and each shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease except that the Successor Landlord shall not (a) be liable for any previous act or omission of Landlord under this Lease; (b) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have accrued to Tenant against Landlord; or (c) be bound by any previous modification of this Lease that has not been approved in writing by such Successor Landlord or by any previous prepayment of more than one month’s Fixed Rent or more than three (3) month’s Additional Charges, unless such modification or prepayment shall have been expressly approved in writing by the Superior Mortgagee of the Superior Mortgage through or by reason of which the Successor Landlord shall have succeeded to the rights of Landlord under this Lease.

ARTICLE 10 - QUIET ENJOYMENT

10.01. So long as Tenant pays all of the Rent and performs all of Tenant’s other obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy the Demised Premises without hindrance, ejection or molestation by Landlord or any person lawfully claiming through or under Landlord, subject, nevertheless, to the provisions of this Lease and to Superior Mortgages.

ARTICLE 11 - ASSIGNMENT, SUBLETTING AND MORTGAGING

11.01 (a). Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise, (a) assign or otherwise transfer this Lease, or offer or advertise to do so, (b) sublet the Demised Premises or any part thereof, or offer or advertise to do so, or allow the same to be used, occupied or utilized by anyone other than Tenant, or (c) mortgage, pledge, encumber or otherwise hypothecate this Lease in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord. Landlord agrees not to unreasonably withhold, delay, or condition its consent to the subletting of the Demised Premises or an assignment of this Lease. In determining reasonableness, Landlord may take into consideration all relevant factors surrounding the proposed sublease and assignment, including, without limitation, the following: (i) the nature of the business and the proposed use of the Demised Premises by the proposed assignee or subtenant; (ii) whether the proposed assignee or subtenant is then a tenant (or subsidiary, affiliate or parent of a tenant) of other space owned or managed by Landlord in the Development (provided Landlord has comparable space available for the intended use of the proposed assignee or subtenant); and (iii) the financial condition of the proposed assignee or subtenant.

(b) Notwithstanding anything herein contained to the contrary, Tenant shall be permitted to assign this Lease to the following entities (“Permitted Assignees”) without Landlord’s consent, but upon notice to Landlord: (i) any entity with a net worth in excess of One Hundred Million Dollars ($100,000,000.00) as determined by generally accepted accounting principles, (ii) an affiliate, subsidiary, or parent of Equinix, Inc., or a corporation, partnership or other legal entity wholly owned by Equinix, Inc. (collectively, an “Affiliated Party”), or (iii) a successor to Tenant by acquisition or merger, or by a consolidation or reorganization pursuant to which Tenant ceases to exist as a legal entity (each such party a “Successor Party”) provided such Successor Party has a net worth which complies with subparagraph (i) hereinabove. As used herein, (A) “parent” shall mean a company which owns a majority of Equinix, Inc.’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Equinix, Inc. or a controlling interest in whose voting equity is owned by Equinix, Inc.; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Equinix, Inc. Regardless of whether Landlord’s consent is required, any and all assignments shall be upon the conditions that (a) the assignee shall assume and agree by a written instrument in recordable form and reasonably satisfactory to Landlord to perform and observe Tenant’s obligations hereunder, (b) an executed and acknowledged duplicate original of a written assignment and assumption agreement shall be delivered to Landlord within ten (10) days after the execution of the assignment, and (c) no Event of Default shall be continuing at the time of such assignment.

(c) Notwithstanding anything herein contained to the contrary, Tenant shall have the right to enter into subleases, licenses or similar agreements (collectively a “Sublease”) with its customers (“Customers”), consistent with the custom and practice of the telecommunications industry, to “co-locate” such Customers’ telecommunications equipment within the Demised Premises or to otherwise occupy a portion of the Demised Premises and to allow such Customers to avail themselves of the services provided by Tenant from the Demised Premises consistent with the permitted uses of the Demised Premises. Any such Sublease shall be subject and subordinate in all respects to all of the terms of this Lease but shall not require any prior consent from the Landlord; provided, however, that: (A) no Sublease shall in any way discharge or diminish any of the obligations of Tenant to Landlord under this Lease and Tenant shall remain directly and primarily liable under this Lease; (B) each Sublease shall be subject to and subordinate to this Lease and to the rights of Landlord hereunder; (C) each Sublease shall prohibit the subtenant from engaging in any activities on the Demised Premises that are not consistent with those permitted under this Lease; and (D) each Sublease shall have a term which expires on or prior to the Expiration Date (or the expiration of the renewal term if Tenant has irrevocably exercised such renewal option). Each such Sublease shall provide that (a) it is subject and subordinate to this Lease, and (b) in the event of termination, reentry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant (as sublessor) under such Sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the provisions of such Sublease. Tenant hereby agrees for the benefit of Landlord that Tenant will fully and faithfully perform and observe its obligations under any such Sublease.

11.02. Except as otherwise expressly provided in Article 11.01 (b) above, if at any time (a) the original Tenant named herein, (b) the then Tenant, or (c) any Person owning a majority of the voting stock of, or directly or indirectly controlling, the then Tenant shall be a corporation or partnership, any transfer of voting stock or partnership interest resulting in the person(s) who shall have owned a majority of such corporation’s shares of voting stock or the general partners’ interest in such partnership, as the case may be, immediately before such transfer, ceasing to own a majority of such shares of voting stock or general partner’s interest, as the case may be, except as the result of transfers by inheritance, shall be deemed to be an assignment of this Lease as to which Landlord’s consent shall have been required, and in any such event Tenant shall notify Landlord. The provisions of this Section 11.02 shall not be applicable to any corporation all the outstanding voting stock of which is listed on a national securities exchange (as defined in the Securities Exchange Act of 1934, as amended) or is traded in the over-the-counter market with quotations reported by the National Association of Securities Dealers through its automated system for reporting quotations and shall not apply to transactions with a corporation into or with which the then Tenant is merged or consolidated or to which substantially all of the then Tenant’s assets are transferred or to any corporation which controls or is controlled by the then Tenant or is under common control with the then Tenant, provided that in any of such events (i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles of at least $100,000,000.00 and (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least 10 days prior to the effective date of any such transaction. For the purposes of this Section, the words “voting stock” shall refer to shares of stock regularly entitled to vote for the election of directors of the corporation.

11.03. If this Lease is assigned, whether or not in violation of this Lease, Landlord may collect rent from the assignee. If the Demised Premises or any part thereof are sublet or used or occupied by anybody other than Tenant, whether or not in violation of this Lease, Landlord may, after default by Tenant, and expiration of Tenant’s time to cure such default, collect rent from the subtenant or occupant. In either event, Landlord may apply the net amount collected to the Rent, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of Section 11.01 or Section 11.02, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance by Tenant of Tenant’s obligations under this Lease. The consent by Landlord to any assignment, mortgaging, subletting or use or occupancy by others shall not in any way be considered to relieve Tenant from obtaining the express written consent of Landlord to any other or further assignment, mortgaging or subletting or use or occupancy by others not expressly permitted by this Article 11. References in this Lease to use or occupancy by others (that is, anyone other than Tenant) shall not be construed as limited to subtenants and those claiming under or through subtenants but shall be construed as including also licensees and others claiming under or through Tenant, immediately or remotely.

11.04. Any permitted assignment or transfer, whether made with Landlord’s consent pursuant to Section 11.01 or without Landlord’s consent if permitted hereunder, shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee shall assume Tenant’s obligations under this Lease and whereby the assignee shall agree that all of the provisions in this Article 11 shall, notwithstanding such assignment or transfer, continue to be binding upon it in respect to all future assignments and transfers. Notwithstanding any assignment or transfer, whether or not in violation of the provisions of this Lease, and notwithstanding the acceptance of Rent by Landlord from an assignee, transferee, or any other party, the original Tenant and any other person(s) who at any time was or were Tenant shall remain fully liable for the payment of the Rent and for Tenant’s other obligations under this Lease.

11.05. The liability of the original named Tenant and any other Person(s) who at any time are or become responsible for Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement extending the time of, or modifying any of the terms or obligations under this Lease, or by any waiver or failure of Landlord to enforce, any of this Lease.

11.06. The listing of any name other than that of Tenant, whether on the doors of the Demised Premises or the Building directory, or otherwise, shall not operate to vest any right or interest in this Lease or in the Demised Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease or to any sublease of the Demised Premises or to the use or occupancy thereof by others. Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the absolute right to withhold its consent to an assignment or subletting to a Person who is otherwise a tenant or occupant of any building owned or managed by Landlord in the Development (provided Landlord has comparable space available for the intended use of the proposed assignee or subtenant).

11.07. Without limiting any of the provisions of Article 24, if pursuant to the Federal Bankruptcy Code (or any similar law hereafter enacted having the same general purpose), Tenant is permitted to assign this Lease notwithstanding the restrictions contained in this Lease, adequate assurance of future performance by an assignee expressly permitted under such Code shall be deemed to mean the deposit of cash security in an amount equal to the sum of one (1) year’s Fixed Rent plus an amount equal to the Additional Charges for the Calendar Year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord for the balance of the Term, without interest, as security for the full performance of all of Tenant’s obligations under this Lease, to be held and applied in the manner specified for security in Article 8.

ARTICLE 12 - COMPLIANCE WITH LAWS

12.01. Tenant shall comply with all Legal Requirements which shall, in respect of the Demised Premises or the use and occupation thereof, or the abatement of any nuisance in, on or about the Demised Premises, impose any violation, order or duty on Landlord or Tenant; and Tenant shall pay all the cost, expenses, fines, penalties and damages which may be imposed upon Landlord by reason of or arising out of Tenant’s failure to fully and promptly comply with and observe the provisions of this Section 12.01. However, Tenant need not comply with any such law or requirement of any public authority so long as Tenant shall be contesting the validity thereof, or the applicability thereof to the Demised Premises, in accordance with Section 12.02.

12.02. Tenant may contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Demised Premises, of any Legal Requirement, provided that (a)

Landlord shall not be subject to criminal penalty or to prosecution for a crime or offense, and neither the Demised Premises nor any part thereof shall be subject to being condemned or vacated, by reason of non-compliance or otherwise by reason of such contest; (b) before the commencement of such contest, Tenant shall furnish to Landlord either (i) the bond of a surety company satisfactory to Landlord, which bond shall be, as to its provisions and form, satisfactory to Landlord, and shall be in an amount at least equal to 125% of the cost of such compliance (as estimated by a reputable contractor designated by Landlord) and shall indemnify Landlord against the cost thereof and against all liability for damages, interest, penalties and expenses (including reasonable attorneys’ fees and expenses), resulting from or incurred in connection with such contest or non-compliance, or (ii) other security in place of such bond satisfactory to Landlord; (c) such non-compliance or contest shall not constitute or result in any violation of any Superior Mortgage, or if any such Superior Mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord advised as to the status of such proceedings. Without limiting the application of the above, Landlord shall be deemed subject to prosecution for a crime or offense if Landlord, or its managing agent, or any officer, director, partner, shareholder or employee of Landlord or its managing agent, as an individual, is charged with a crime or offense of any kind or degree whatsoever, whether by service of a summons or otherwise, unless such charge is withdrawn before Landlord or its managing agent, or such officer, director, partner, shareholder or employee of Landlord or its managing agent (as the case may be) is required to plead or answer thereto. Notwithstanding anything contained in this Lease to the contrary, Tenant shall not file any Real Estate Tax appeal without the prior written consent of Landlord, which consent may be given or withheld in Landlord’s absolute discretion.

ARTICLE 13 - INSURANCE AND INDEMNITY

13.01. During the Term, Tenant shall maintain at its own cost and expense the following insurance: (a) comprehensive or commercial general liability insurance in respect of the Demised Premises and the conduct and operation of business therein, having limits of liability not less than $5,000,000.00 per occurrence for bodily injury or property damage (which may be satisfied by providing a $1,000,000 primary policy with an umbrella policy of at least $4,000,000) coverage to include but not be limited to completed operations, contractual liability and product liability, (b)automobile liability insurance covering all owned, hired and non-owned vehicles used by the Tenant in connection with their work and any loading or unloading of such vehicles, with limits as stated above, (c) workmen’s compensation and employers liability insurance as required by statutes, but in any event not less than $500,000.00 for each accident or occupational disease for employers liability, (d) All-Risk insurance [including flood and earthquake (providing such earthquake coverage is at commercially reasonable rates)] covering the Demised Premises and Tenant’s stock in trade, fixtures, furniture, furnishings, removable floor coverings, equipment, signs or any other property of Tenant in the Demised Premises, against loss or damage in an amount equal to the full replacement value thereof as same might increase from time to time or such higher amount as either may be required by the holder of any Superior Mortgage covering the Demised Premises or is necessary to prevent Landlord and/or Tenant from becoming a co-insurer, such insurance to include (i) coverage for property of others in the care, custody and control of Tenant in amounts sufficient to cover the maximum value of such property and to the extent of Tenant’s liability therefor, (ii) boiler and machinery insurance, if applicable, (iii) rent insurance in an amount equal to the Rent, and all other charges payable by Tenant pursuant to this

Lease for a period of one (1) year, and (iv) a provision that the insurer will waive subrogation against Landlord, and (e) any other insurance that Landlord may reasonably require. Landlord may at any time and from time to time require that the limits for the liability insurance to be maintained by Tenant be increased to the limits that new Tenants in similar buildings are required by Landlord to maintain. The insurance carried pursuant to Section 13.01 (d) shall be carried in favor of Landlord and the holder of any Superior Mortgage on the Premises and the standard mortgagee clause shall be attached to the appropriate policies. Insurance carried pursuant to Section 13.01 (d) shall provide that the loss, if any, shall be adjusted with and payable to the party who will perform the work of restoration pursuant to Article 22 and such mortgagee as their interests may appear. Tenant shall deliver to Landlord and any additional insured(s) certificates for such fully paid for policies (with property and liability insurance evidenced on an Acord 27 or similar form) upon execution hereof. Upon request of Landlord, Tenant shall furnish Landlord with copies of all such insurance policies. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord and any additional insured(s), certificates therefor at least twenty (20) days before the expiration of any existing policy. All such policies shall be issued by companies acceptable to Landlord, having a Bests Rating of not less than A, Class VII (or an equivalent S&P rating if requested by Landlord), and licensed to do business in New Jersey, and all such policies shall contain a provision whereby the same cannot be canceled unless Landlord and any additional insured(s) are given at least thirty (30) days’ prior written notice of such cancellation. The insurance required by this Section (other than worker’s compensation insurance) and the certificates thereof to be delivered to Landlord by Tenant shall name Landlord as an additional insured and, at Landlord’s request, shall also name any Superior Mortgagees as additional insureds, and the following phrase must be typed on the certificate of insurance: “Hartz Mountain Industries, Inc., and its respective subsidiaries, affiliates, associates, joint ventures, and partnerships, are hereby named as additional insureds as their interests may appear (and if Landlord has so requested, Tenant shall include any Superior Mortgagees as additional insured(s)). It is intended for this insurance to be primary and non-contributing.” Tenant shall give Landlord at least thirty (30) days’ prior written notice that any such policy is being canceled or replaced.

13.02. Tenant shall not do, permit or suffer to be done any act, matter, thing or failure to act in respect of the Demised Premises or use or occupy the Demised Premises or conduct or operate Tenant’s business in any manner that violates the Insurance Requirements.

13.03. Tenant shall indemnify and hold harmless Landlord and its respective partners, joint venturers, directors, officers, agents, servants and employees from and against any and all claims arising from or in connection with (a) the conduct or management of the Demised Premises or of any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord) in the Demised Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Demised Premises; (b) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, joint venturers, directors, officers, agents, employees or contractors; (c) any accident, injury or damage whatever (unless caused solely by Landlord’s or its agent’s, representative’s, employee’s or contractor’s negligence) occurring in the Demised Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys’ fees and expenses. In case any action or proceeding is brought against Landlord and/or its partners, joint venturers, directors, officers, agents and/or employees in connection with conduct or management of the Demised Premises or by reason of any claim referred to above, Tenant, upon notice from Landlord shall, at Tenant’s cost and expense, resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord.

13.04. Landlord shall not be liable or responsible for, and Tenant hereby releases Landlord and from, all liability and responsibility to Tenant and any person claiming by, through or under Tenant, by way of subrogation or otherwise, for any injury, loss or damage to any person or property in or around the Demised Premises or to Tenant’s business irrespective of the cause of such injury, loss or damage, and Tenant shall require its insurers to include in all of Tenant’s insurance policies which could give rise to a right of subrogation against Landlord a clause or endorsement whereby the insurer waives any rights of subrogation against Landlord or permits the insured, prior to any loss, to agree with a third party to waive any claim it may have against said third party without invalidating the coverage under the insurance policy.

ARTICLE 14 – INTENTIONALLY OMITTED

ARTICLE 15 - ALTERATIONS AND SIGNS

15.01. Except with respect to alterations, additions, changes, replacements, installations or improvements which impair the physical or structural integrity of the Building, or which alter the exterior of the Building in a manner that is inconsistent with the general appearance of the Building as it exists on the date of this Lease, or which involve exterior (i.e. outside the Building) installations or exterior underground cable, conduit and/or and utility lines, which collectively are referred to herein as “Alterations” and which shall require Landlord’s prior written approval, Tenant may make from time to time, without Landlord’s consent, alterations, modifications or improvements to the Improvements as it desires or is required to make. With respect to those Alterations requiring Landlord’s prior approval, Tenant shall, prior to the commencement of such Alterations, submit to Landlord detailed plans and specifications for such Alterations prepared by a registered architect or professional engineer and Landlord shall reasonably approve or disapprove such Alterations within ten (10) business days [or two (2) business days in the event of an emergency)] of Tenant’s submission thereof. Any disapproval of such proposed Alterations shall be accompanied by specific reasons for such disapproval. Failure of Landlord to respond within such ten (10) business day period [or two (2) business day period in the event of an emergency)] shall be deemed approval of such proposed Alterations. Alterations, and any alterations, modifications or improvements that do not constitute Alterations, made by Tenant shall be performed in compliance with all applicable Legal Requirements and Insurance Requirements. With respect to those Alterations requiring Landlord’s approval, Landlord agrees that such approval shall not be unreasonably withheld, delayed or conditioned. Landlord acknowledges that Tenant intends to install at the Demised Premises, on the exterior of the Improvements, supplemental generators, transformers, and related electrical and mechanical equipment along with above ground fuel storage tanks. Landlord’s reasonable approval of such items shall be limited to design, location and exterior view (including, but not limited to, enclosure and sound attentuation) and not to mere installation of such items.

15.02. Tenant shall obtain all necessary governmental permits and certificates for the commencement and prosecution of permitted Alterations and for final approval thereof upon completion, and shall cause Alterations (including those alterations, modifications and improvements that do not constitute Alterations) to be performed in compliance with all applicable Legal Requirements and Insurance Requirements. Alterations (including those alterations, modifications and improvements that do not constitute Alterations) shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the original installations of the Building. Throughout the making of Alterations (including those alterations, modifications and improvements that do not constitute Alterations), Tenant shall carry, or cause to be carried, workmen’s compensation insurance in statutory limits and general liability insurance, with completed operation endorsement, for any occurrence in or about the Building, under which Landlord and its managing agent whose name and address shall previously have been furnished to Tenant shall be named as parties insured, in such limits as Landlord may reasonably require, with insurers reasonably satisfactory to Landlord. Tenant shall furnish Landlord with reasonably satisfactory evidence that such insurance is in effect at or before the commencement of Alterations and, on request, at reasonable intervals thereafter during the making of Alterations.

15.03. (i) Tenant shall obtain and provide all design and architectural services necessary to perform Tenant’s Work and shall be responsible for complying with all building codes and Legal Requirements in connection with Tenant’s Work prior to commencing any work in the Demised Premises.

(ii) Tenant shall be solely responsible for the structural integrity of the improvements constructed in connection with the Tenant’s Work and for the adequacy or sufficiency of any plans and specifications and all the improvements depicted thereon or covered thereby. Landlord shall have no obligations or liabilities by reason of this Lease in connection with the performance of, construction, or the finish, decorating or installation work performed by Tenant, or on its behalf, or in connection with the contracts for the performance thereof entered into by Tenant. Any warranties extended or available to Tenant in connection with the aforesaid work shall to the extent allowable be for the benefit also of Landlord.

15.04. Tenant shall not place any signs on the roof, exterior walls or grounds of the Demised Premises without first obtaining Landlord’s written consent thereto, which consent shall not be unreasonably withheld, delayed or conditioned. In placing any signs on or about the Demised Premises, Tenant shall, at its expense, comply with all applicable legal requirements and obtain all required permits and/or licenses.

ARTICLE 16 - LANDLORD’S AND TENANT’S PROPERTY

16.01. All fixtures, equipment, improvements and appurtenances attached to or built into the Demised Premises at the commencement of or during the Term, whether or not by or at the expense of Tenant, shall be and remain a part of the Demised Premises, shall be deemed to be the property of Landlord and shall not be removed by Tenant, except as provided in Section 16.02.

16.02. All movable partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to or built into the Demised Premises, which are installed in the Demised Premises by or for the account of Tenant without expense to Landlord and can be removed without structural damage to the Building and all furniture, furnishings, and other movable personal property owned by Tenant and located in the Demised Premises (collectively, “Tenant’s Property”) shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term; provided that if any of the Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Demised Premises, resulting from the installation and/or removal thereof. Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant without expense to Landlord, shall not be considered as the Tenant’s Property and shall be deemed the property of Landlord. For purposes of this Lease, and except in the event of a termination of this Lease as a result of Tenant’s default, the Personal Property listed on Exhibit C shall be deemed Tenant’s Property.

16.03. At or before the Expiration Date or the date of any earlier termination of this Lease, or within fifteen (15) days after such an earlier termination date, Tenant shall remove from the Demised Premises all of the Tenant’s Property (except such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord if not removed), and Tenant shall repair any damage to the Demised Premises resulting from any installation and/or removal of the Tenant’s Property. Any items of the Tenant’s Property which shall remain in the Demised Premises after the Expiration Date or after a period of fifteen (15) days following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case such items may be retained by Landlord as its property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine at Tenant’s expense.

16.04. At or before the Expiration Date or the date of any earlier termination of this Lease, or within fifteen (15) days after such an earlier termination date, Tenant shall, at Tenant’s sole cost and expense, remove from the Demised Premises such rack system as may be installed in the Demised Premises and Tenant shall repair any damage to the Demised Premises and the Building resulting from any installation and/or removal thereof. Such removal, if any, shall be in accordance with the following procedures, unless Landlord shall advise Tenant to the contrary by written notice to Tenant:

Core a hole centered over the anchor bolt with a core bit 1.5 times larger than the bolt to be removed, but in no event smaller than 1” in diameter.

Core hole shall be drilled to a depth equal to the bolt depth, but not less than 2” deep. Remove the cored concrete with the anchor bolt from the hole. Clean all concrete slurry and debris from area to be patched.

Fill the cored hole with a polymer-modified non-shrink mortar, specifically SikaTop 122 or Master Builders Ceilcote 648 CP, or equivalent, and finish to match surrounding concrete surface.

ARTICLE 17 - REPAIRS AND MAINTENANCE

17.01. Tenant shall, throughout the Term, take good care of the Demised Premises, the fixtures and appurtenances therein, and shall not do, suffer, or permit any waste with respect thereto. Tenant shall keep and maintain all interior and exterior portions of the Demised Premises including, without limitation, all Building equipment, windows, doors, loading bay doors and shelters, plumbing and electrical systems, heating, ventilating and air conditioning (“HVAC”) systems in a clean and orderly condition and in good order and repair. Tenant shall keep and maintain all floors, sidewalks, landscaping (including lawn areas), curbing, paving whether in driveways, parking areas or access easements, including but not limited to the maintenance of the exterior grounds in accordance with the requirements of Exhibit F annexed hereto. The phrase “keep and maintain” as used herein includes repairs, replacement and/or restoration as appropriate. Tenant shall maintain the exterior areas of the Demised Premises free of accumulation of snow, ice, dirt and rubbish. Tenant shall be responsible for all repairs, interior and exterior, structural and nonstructural, ordinary and extraordinary, in and to the Demised Premises, including the Building and Land and the facilities and systems thereof, the need for which arises out of (a) the performance or existence of the Tenant’s Work or alterations, (b) the installation, use or operation of the Tenant’s Property in the Demised Premises, (c) the moving of the Tenant’s Property in or out of the Building, or (d) the act, omission, misuse or neglect of Tenant or any of its subtenants or its or their employees, agents, contractors or invitees. Upon request by Landlord, Tenant shall furnish Landlord with true and complete copies of maintenance contracts and with copies of all invoices for work performed, confirming Tenant’s compliance with its obligations under this Article. In the event Tenant fails to furnish such copies, Landlord shall have the right, subject to the provisions of Article 19.02 below but at Tenant’s cost and expense, to conduct such inspections or surveys as may be required to determine whether or not Tenant is in compliance with this Article and to have any work required of Tenant performed at Tenant’s cost and expense. Tenant shall promptly replace all scratched, damaged or broken doors and glass in and about the Demised Premises and shall be responsible for all repairs, maintenance and replacement of wall and floor coverings in the Demised Premises and for the repair and maintenance of all sanitary and electrical fixtures and equipment therein. Tenant’s obligations under this Section 17.01 shall not prohibit or prevent the temporary excavation, disturbance or removal of any portion of the Demised Premises in connection with the performance of Tenant’s Work or any Alterations under this Lease provided that any such excavation, disturbance or removal is repaired or restored in accordance with the requirements of this Lease.

17.02. Tenant shall be responsible for the structural integrity of the Building and shall, at its cost and expense, make all repairs and replacements to the structural components of the Building (including but not limited to the roof and roof deck).

17.03. Except as otherwise expressly provided in this Lease, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations under this Lease be reduced or abated in any manner whatsoever, by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s doing any repairs, maintenance, or changes which Landlord is required or permitted by this Lease, or required by Law, to make in or to any portion of the Building.

17.04. Tenant shall not permit or suffer the overloading of the floors of the Demised Premises beyond 500 pounds per square foot, or lesser amount as may be applicable to any mezzanine area. Tenant shall have the right, subject to compliance with Article 15 of this Lease, and subject to compliance with applicable Legal Requirements, to perform such Alterations to the floor slab as may be necessary to increase the load capacity of the floor slab.

ARTICLE 18 - UTILITY CHARGES

18.01. Tenant shall pay all charges for gas, water, sewer, electricity, heat or other utility or service supplied to the Demised Premises as measured by meters relating to Tenant’s use, and the cost of repair, maintenance, replacement, and reading of any meters measuring Tenant’s consumption thereof. Tenant expressly agrees that Landlord shall not be responsible for the failure of supply to Tenant of any of the aforesaid, or any other utility service. Landlord shall not be responsible for any public or private telephone service to be installed in the space, particularly conduit if required.

ARTICLE 19 - ACCESS

19.01. Subject to the provisions of Articles 19.02 and 30.01 below, Tenant shall permit Landlord, any authorized representative of Landlord and any Superior Mortgagee to enter the Demised Premises for the purpose of inspecting all or any part thereof and making any repairs, replacements and restorations to the Demised Premises or any part thereof. If Tenant shall fail to perform any repairs, replacements or restorations or to do other work which Tenant is obligated to perform under this Lease, Landlord and any party designated by Landlord shall have the right, but not the obligation, subject to Articles 19.02 and 30.01, to enter the Demised Premises and perform such work. Tenant shall reimburse Landlord upon demand as Additional Rent for any cost and expense incurred by Landlord or such designee therefor, including, without limitation, all incidental costs and expenses (including attorneys’ fees) in connection therewith. During the progress of any work Landlord is required or permitted to do under the provisions of this Lease, Landlord or its designee may bring, keep and store on the Demised Premises all necessary materials, supplies, equipment and tools, and Landlord and its designee shall not in any event be liable for any inconvenience, annoyance, interruption, cessation or loss of business or other occurrence as pertains to Tenant or any other occupant of the Demised Premises or any part thereof on account of entering the Demised Premises, performing such work, or bringing, keeping or storing any materials, supplies, equipment or tools into, on or through the Demised Premises, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever.

19.02. Landlord acknowledges that Tenant will operate the Demised Premises as a highly secure facility which has very limited access. As a result thereof, Landlord shall not under any circumstances (except in the event of an emergency, and then only to the extent that Landlord has a need, on an emergency basis, to enter the Demised Premises to protect Landlord’s rights hereunder) enter the Demised Premises except in accordance with Tenant’s then applicable written security procedures (of which Landlord has received reasonable advance notice) and accompanied by a representative of Tenant and after, at least, 48 hours prior written notice. Subject to the foregoing requirement, Landlord shall be entitled to enter the Demised Premises at the following times and for the following purposes: (i) as required to perform Landlord’s obligations under this Lease and to inspect the Demised Premises to confirm that Tenant is in compliance with its obligations under the Lease, provided, however, that such inspection shall only occur once a quarter (unless an Event of Default exists in which case Landlord may enter the Demised Premises as often as Landlord deems necessary in its sole discretion, subject to the notice requirements set forth above), and (ii) showing the Demised Premises to prospective purchasers or lenders, or, during the last 365 days of the Term, to prospective tenants. In exercising such entry rights, Landlord will endeavor to minimize, to the extent reasonably practicable, any interference with Tenant’s business operations at the Demised Premises.

ARTICLE 20 - MECHANICS’ LIENS AND OTHER LIENS

20.01. Nothing contained in this Lease shall be construed to imply any consent of Landlord to subject Landlord’s interest or estate to any liability under any mechanic’s, construction or other lien law. If any lien or any Notice of Intention (to file a lien), Lis Pendens, or Notice of Unpaid Balance and Right to File Lien is filed against the Land, the Building, or any part thereof, or the Demised Premises, or any part thereof, for any work, labor, services or materials claimed to have been performed or furnished for or on behalf of Tenant, or anyone holding any part of the Demised Premises through or under Tenant, Tenant shall cause the same to be canceled and discharged of record by payment, bond or order of a court of competent jurisdiction within fifteen (15) days after notice by Landlord to Tenant.

20.02. Except for any Superior Mortgage, and except for those exceptions to title set forth in the attached Exhibit D, Landlord shall not, without the consent of Tenant, which consent shall not be unreasonably withheld, enter into any easement, lease, lien or encumbrance affecting the Demised Premises which would otherwise materially affect Tenant’s ability to operate its business for the Permitted Uses in the Demised Premises.

ARTICLE 21 - NON-LIABILITY AND INDEMNIFICATION

21.01. Neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable to Tenant for any loss, injury or damage to Tenant or to any other Person, or to its or their property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the negligence of Landlord, its agents, servants or employees in the operation or maintenance of the Land or Building without contributory negligence on the part of Tenant or any of its subtenants or licensees or its or their employees, agents or contractors. Further, neither Landlord nor any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be liable (a) for any such damage caused by other tenants or Persons in, upon or about the Land or Building, or caused by operations in construction of any private, public or quasi-public work; or (b) even if negligent, for consequential damages arising out of any loss of use of the Demised Premises or any equipment or facilities therein by Tenant or any Person claiming through or under Tenant.

21.02. Notwithstanding any provision to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Land and Building (or the proceeds received by Landlord on a sale of such estate and property but not the proceeds of any financing or refinancing thereof) in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises shall be limited to such estate and property of Landlord (or sale proceeds). No other properties or assets of Landlord or any partner, joint venturer, director, officer, agent, servant or employee of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) or for the satisfaction of any other remedy of Tenant arising out of, or in connection with, this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Demised Premises and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Landlord’s attorneys. Tenant hereby waives the right of specific performance and any other remedy allowed in equity if specific performance or such other remedy could result in any liability of Landlord for the payment of money to Tenant, or to any court or governmental authority (by way of fines or otherwise) for Landlord’s failure or refusal to observe a judicial decree or determination, or to any third party.

ARTICLE 22 - DAMAGE OR DESTRUCTION

22.01. If the Building or the Demised Premises shall be partially or totally damaged or destroyed by fire or other casualty (and if this Lease shall not be terminated as in this Article 22 hereinafter provided), Tenant shall repair the damage and restore and rebuild the Building with reasonable dispatch after notice to it of the damage or destruction to either (i) improvements of a condition, character and value equal to those existing on the Demised Premises immediately prior to such damage or destruction, or (ii) improvements of a condition, character and value equal to the improvements which existed on the Commencement Date of this Lease without consideration for any alterations, modifications, changes or other “fit-up” work which Tenant performs to the Demised Premises subsequent to the Commencement Date. All insurance proceeds payable under any All-Risk casualty or similar insurance policy carried by Tenant hereunder shall be made available to Tenant to pay for the cost of such reconstruction, including, without limitation, for the cost of the repair or reconstruction of any Tenant’s Property, provided that the amount of any such insurance shall not limit Tenant’s obligations under this Article 22.

22.02. Subject to the provisions of Section 22.05, if all or part of the Demised Premises shall be damaged or destroyed or rendered completely or partially untenantable on account of fire or other casualty, the Rent shall be abated or reduced, as the case may be, in the proportion that the untenantable area of the Demised Premises bears to the total area of the Demised Premises ( but only to the extent of rent insurance proceeds received by Landlord from insurance maintained by Tenant), for the period from the date of the damage or destruction to the date that the damage to the Demised Premises is substantially repaired, provided, however, should Tenant reoccupy a portion of the Demised Premises for the purpose of conducting its business thereon during the period the repair or restoration work is taking place and prior to the date that the Demised Premises are substantially repaired or restored, the

Rent allocable to such reoccupied portion, based upon the proportion which the area of the reoccupied portion of the Demised Premises bears to the total area of the Demised Premises, shall be payable by Tenant from the date of such occupancy.

22.03. If the Building shall be damaged or destroyed by fire or other casualty during the last two [2] years of the Term, the repair or restoration of which requires the expenditure, as estimated by a reputable contractor or architect designated by Landlord, of more than or twenty five percent [25%] of the full insurable value of the Building immediately prior to the casualty, Tenant may terminate this Lease by giving Landlord notice (the “Casualty Notice”) to such effect within thirty (30) days after Tenant receives the notice from the contractor or architect designated above regarding the cost of rebuilding. In such event, Tenant shall assign to Landlord all or such portion of the proceeds of Tenant’s All-Risk property insurance covering the Demised Premises as may be required to restore the Building to the condition which existed as of either (i) the date that is immediately prior to such damage or destruction, or (ii) the Commencement Date of this Lease and Tenant shall cooperate with Landlord in the recovery and collection of the proceeds of such insurance.

22.04. Except as provided in Article 22.03 above, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Building pursuant to this Article 22.

22.05. Notwithstanding any of the foregoing provisions of this Article 22, if by reason of some act or omission on the part of Tenant or any of its subtenants or its or their partners, directors, officers, servants, employees, agents or contractors, Landlord or any Superior Mortgagee shall be unable to collect all of the rent insurance proceeds applicable to damage or destruction of the Building by fire or other casualty, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement or reduction of the Rent. Further, nothing contained in this Article 22 shall relieve Tenant from any liability that may exist as a result of any damage or destruction by fire or other casualty.

22.06. Landlord will not carry insurance of any kind on the Tenant’s Property and, except as provided by law or by reason of Landlord’s breach of any of its obligations hereunder, shall not be obligated to repair any damage to or replace the Tenant’s Property.

22.07. The provisions of this Article 22 shall be deemed an express agreement governing any case of damage or destruction of the Building by fire or other casualty, and any law providing for such a contingency in the absence of an express agreement, now or hereafter in force, shall have no application in such case.

ARTICLE 23 - EMINENT DOMAIN

23.01. If the whole of the Demised Premises shall be taken by any public or quasi-public authority under the power of condemnation, eminent domain or expropriation, or in the event of conveyance of the whole of the Demised Premises in lieu thereof, this Lease shall terminate as of the day possession shall be taken by such authority. If 50 % or less of the Floor Space of the Building shall be so taken or conveyed, this Lease shall terminate only in respect of the part so taken or conveyed as of the day possession shall be taken by such authority. If more than 50 % of the Floor Space of the Building shall be so taken or conveyed, this Lease shall terminate only in respect of the part so taken or conveyed as of the day possession shall be taken by such authority, but Tenant shall have the right to terminate this Lease upon notice given to Landlord within 30 days after such taking possession. If this Lease shall continue in effect as to any portion of the Demised Premises not so taken or conveyed, the Rent shall be computed as of the day possession shall be taken on the basis of the remaining Floor Space of the Building. Except as specifically provided herein, in the event of any such taking or conveyance there shall be no reduction in Rent. If this Lease shall continue in effect, Tenant shall, at its expense, but shall be obligated only to the extent of the net award or other compensation (after deducting all expenses in connection with obtaining same) made available to Tenant for the improvements taken or conveyed (excluding any award or other compensation for the Land), make all necessary alterations so as to constitute the remaining Building a complete architectural and tenantable unit, and Tenant shall make all alterations or replacements to the Tenant’s Property and decorations in the Demised Premises. All awards and compensation for any taking or conveyance, whether for the whole or a part of the Land or Building, shall be property of Landlord, and Tenant hereby assigns to Landlord all of Tenant’s right, title and interest in and to any and all such awards and compensation, including, without limitation, any award or compensation for the value of the unexpired portion of the Term; provided, however, Landlord agrees to make such awards and compensation for the Building available to Tenant to make all necessary alterations so as to constitute the remaining Building a complete architectural and tenantable unit. Tenant shall be entitled to claim, prove and receive in the condemnation proceeding such award or compensation as may be allowed for the Tenant’s Property and for loss of business, good will, and depreciation or injury to and cost of removal of the Tenant’s Property, but only if such award or compensation shall be made by the condemning authority in addition to, and shall not result in a reduction of, the award or compensation made by it to Landlord.

23.02. If the temporary use or occupancy of all or any part of the Demised Premises shall be taken during the Term, Tenant shall be entitled, except as hereinafter set forth, to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Demised Premises, for the taking of the Tenant’s Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Demised Premises. This Lease shall be and remain unaffected by such taking and Tenant shall continue responsible for all of its obligations hereunder insofar as such obligations are not affected by such taking and shall continue to pay the Rent in full when due. If the period of temporary use or occupancy shall extend beyond the Expiration Date, that part of the award or payment which represents compensation for the use and occupancy of the Demised Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive (except as otherwise provided below) so much thereof as represents compensation for the period up to and including the Expiration Date and Landlord shall receive so much thereof as represents compensation for the period after the Expiration Date. All monies to be paid to Tenant as, or as part of, an award or payment for temporary use and occupancy for a period beyond the date to which the Rent has been paid shall be received, held and applied by the first Superior Mortgagee (or if there is no Superior Mortgagee, by Landlord as a trust fund) for payment of the Rent becoming due hereunder.

ARTICLE 24 - SURRENDER

24.01. On the Expiration Date, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises, Tenant shall quit and surrender the Demised Premises to Landlord “broom-clean” and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and Tenant shall remove all of Tenant’s Property therefrom except as otherwise expressly provided in this Lease.

24.02. If Tenant remains in possession of the Demised Premises after the expiration of the Term, Tenant shall be deemed to be occupying the Demised Premises at the sufferance of Landlord subject to all of the provisions of this Lease, except that the monthly Fixed Rent shall be twice the Fixed Rent in effect during the last month of the Term.

24.03. No act or thing done by Landlord or its agents shall be deemed an acceptance of a surrender of the Demised Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord.

ARTICLE 25 - CONDITIONS OF LIMITATION

25.01. This Lease is subject to the limitation that whenever Tenant or any Guarantor (a) shall make an assignment for the benefit of creditors, or (b) shall commence a voluntary case or have entered against it an order for relief under any chapter of the Federal Bankruptcy Code (Title 11 of the United States Code) or any similar order or decree under any federal or state law, now in existence, or hereafter enacted having the same general purpose, and such order or decree shall have not been stayed or vacated within 30 days after entry, or (c) shall cause, suffer, permit or consent to the appointment of a receiver, trustee, administrator, conservator, sequestrator, liquidator or similar official in any federal, state or foreign judicial or nonjudicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, and such appointment shall not have been revoked, terminated, stayed or vacated and such official discharged of his duties within 30 days of his appointment then Landlord, at any time after the occurrence of any such event, may give Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of service of such notice of intention, and upon the expiration of said five (5) day period, whether or not the Term shall theretofore have commenced, this Lease shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 27.

25.02. This Lease is subject to the further limitations that: (a) if Tenant shall default in the payment of any Rent and such failure shall continue for ten (10) days after notice thereof from Landlord to Tenant, or (b) if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default in the payment of Rent) and such default shall continue and not be remedied within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to prosecution for a crime or offense (as more particularly described in Section 12.02) or foreclosure of any Superior Mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (ii) duly commence within said thirty (30) day period, and thereafter diligently prosecute to completion all steps necessary to remedy the default, and (iii) complete such remedy within a reasonable time after the date of said notice by Landlord, or (c) if any event shall occur or any contingency shall arise whereby this Lease would, by operation of law or otherwise, devolve upon or pass to any person, firm or corporation other than Tenant, except as expressly permitted by Article 11, or (d) if Tenant shall abandon the Demised Premises, or (e) if there shall be any default by Tenant (or any person which, directly or indirectly, controls, is controlled by, or is under common control with Tenant) under any other lease with Landlord (or any person which, directly or indirectly, controls is controlled by, or is under common control with Landlord) which shall not be remedied within the applicable grace period, if any, provided therefor under such other lease, then in any of said cases Landlord may give to Tenant a notice of intention to end the Term at the expiration of five (5) days from the date of the service of such notice of intention, and upon the expiration of said five (5) days, whether or not the Term shall theretofore have commenced, this Lease shall terminate with the same effect as if that day were the expiration date of this Lease, but Tenant shall remain liable for damages as provided in Article 27.

ARTICLE 26 - RE-ENTRY BY LANDLORD

26.01. If Tenant shall default in the payment of any Rent beyond any applicable notice and cure periods, or if this Lease shall terminate as provided in Article 25, Landlord or Landlord’s agents and employees may immediately or at any time thereafter re-enter the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law without being liable to indictment, prosecution or damages therefor, and may repossess the same, and may remove any Person therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The word “re-enter,” as used herein, is not restricted to its technical legal meaning. If this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceedings or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the Rent payable up to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 27.

26.02. In the event of a breach or threatened breach by Tenant of any of its obligations under this Lease, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

26.03. If this Lease shall terminate under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as security or otherwise, but such monies shall be credited by Landlord against any Rent due from Tenant at the time of such termination or re-entry or, at Landlord’s option, against any damages payable by Tenant under Article 27 or pursuant to law.

ARTICLE 27 - DAMAGES

27.01. If this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay as Additional Charges to Landlord, at the election of Landlord, either:

(a) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then present value (discounted at a rate equal to one percent (1%) above the Federal Funds Rate) of the excess, if any, of (i) the aggregate amount of the Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Charges to be the same as were the average monthly Additional Charges payable for the year, or if less than 365 days have then elapsed since the Commencement Date, the partial year, immediately preceding such termination or re-entry) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date, over (ii) the aggregate rental value of the Demised Premises for the same period; or

(b) sums equal to the Fixed Rent and the Additional Charges which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the Expiration Date, provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers’ commissions, legal fees, and all other expenses properly chargeable against the Demised Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the period ending on the Expiration Date; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision (b) to a credit in respect of any rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.

If the Demised Premises or any part thereof should be relet by Landlord before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Demised Premises, or part thereof, so relet during the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure to relet the Demised Premises or any part thereof, or if the Demised Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such failure to relet or failure to collect rent shall release or affect Tenant’s liability for damages or otherwise under this Lease.

27.02. Suit or suits for the recovery of such damages or, any installments thereof, may be brought by Landlord at any time and from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term would have expired if it had not been so terminated under the provisions of Article 24, or under any provision of law, or had Landlord not re-entered the Demised Premises. Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Lease or re-entry of the Demised Premises for the default of Tenant under this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time, whether or not such amount be greater than, equal to, or less than any of the sums referred to in Section 27.01.

27.03. In addition, if this Lease is terminated under the provisions of Article 25, or if Landlord shall re-enter the Demised Premises under the provisions of Article 26, Tenant covenants that: (a) the Demised Premises then shall be in the same condition as that in which Tenant has agreed to surrender the same to Landlord at the Expiration Date; (b) Tenant shall have performed prior to any such termination any obligation of Tenant contained in this Lease for the making of any alteration or for restoring or rebuilding the Demised Premises or the Building, or any part thereof; and (c) for the breach of any covenant of Tenant set forth above in this Section 27.03, Landlord shall be entitled immediately, without notice or other action by Landlord, to recover, and Tenant shall pay, as and for liquidated damages therefor, the cost of performing such covenant (as estimated by an independent contractor selected by Landlord).

27.04. In addition to any other remedies Landlord may have under this Lease, and without reducing or adversely affecting any of Landlord’s rights and remedies under this Article 27, if any Rent or damages payable hereunder by Tenant to Landlord are not paid upon demand therefor, the same shall bear interest at the Late Payment Rate or the maximum rate permitted by law, whichever is less, from the due date thereof until paid, and the amounts of such interest shall be Additional Charges hereunder.

27.05. In the event of Tenant’s default under this Lease and Landlord’s re-entry and recovery or possession of the Demised Premises, Landlord shall use commercially reasonable efforts to mitigate Landlord’s damages by reletting of the Demised Premises. The net proceeds of any such reletting received by Landlord shall be credited against Tenant’s then-outstanding obligations under this Lease. As used herein, “net proceeds” shall mean the full amount of rent and other similar charges paid to Landlord by all succeeding tenants of all or any portion of the Demised Premises less Landlord’s actual expenses of reletting the Demised Premises (including, but not limited to expenses or work done to the Demised Premises in connection with such reletting, broker’s fees and attorneys’ fees). Nothing contained herein shall require Landlord to relet the Demised Premises prior to or with any preference over the leasing of any other similar premises of Landlord or any affiliate of Landlord, nor shall any rental of such other premises reduce the damages which Landlord would be entitled to recover from Tenant.

ARTICLE 28 - AFFIRMATIVE WAIVERS

28.01. Tenant, on behalf of itself and any and all persons claiming through or under Tenant, does hereby waive and surrender all right and privilege which it, they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease after being dispossessed or ejected from the Demised Premises by process of law or under the terms of this Lease or after the termination of this Lease as provided in this Lease.

28.02. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, and Tenant’s use or occupancy of the Demised Premises including, without limitation, any claim of injury or damage, and any emergency and other statutory remedy with respect thereto. Tenant shall not interpose any counterclaim of any kind in any action or proceeding commenced by Landlord to recover possession of the Demised Premises.

ARTICLE 29 - NO WAIVERS

29.01. The failure of either party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of Fixed Rent or Additional Charges with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

ARTICLE 30 - CURING TENANT’S DEFAULTS

30.01. If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in a case of emergency, and in any other case only if such default continues after the expiration of thirty (30) days from the date Landlord gives Tenant notice of the default. Charges for any expenses incurred by Landlord in connection with any such performance by it for the account of Tenant, and charges for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable attorneys’ fees and expenses, involved in collecting or endeavoring to collect the Rent or any part thereof or enforcing or endeavoring to enforce any rights against Tenant or Tenant’s obligations hereunder, under or in connection with this Lease or pursuant to law, including any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings or in recovering possession of the Demised Premises after default by Tenant or upon the expiration of the Term or sooner termination of this Lease, and interest on all sums advanced by Landlord under this Article at the Late Payment Rate or the maximum rate permitted by law, whichever is less, shall be payable by Tenant and may be invoiced by Landlord to Tenant monthly, or immediately, or at any time, at Landlord’s option, and such amounts shall be due and payable upon demand.

ARTICLE 31 - BROKER

31.01. Each party represents to the other that no broker except the Broker was instrumental in bringing about or consummating this Lease and that neither party had any conversations or negotiations with any broker except the Broker concerning the leasing of the Demised Premises. Each party agrees to indemnify and hold harmless the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any conversations or negotiations had by such party with any broker other than the Broker. Landlord shall pay any brokerage commissions due the Broker pursuant to a separate agreement between Landlord and the Broker.

ARTICLE 32 - NOTICES

32.01. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Lease or pursuant to any applicable Legal Requirement, shall be in writing and shall be deemed to have been properly given, rendered or made only if (i) hand delivered, or (ii) sent by (a) reputable overnight carrier or (b) by United States registered or certified mail, return receipt requested, addressed to the other party at the address hereinabove set forth (except that after the Commencement Date, Tenant’s address shall be the Building with a copy to Equinix, Inc., 301 Velocity Way, 5th Floor, Foster City, California 94404, attention: Real Estate Counsel)) as to Landlord, to the attention of General Counsel with a concurrent notice to the attention of Vice President-Administration, and shall be deemed to have been given, rendered or made on receipt or rejection. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demands, consents, approvals or other communications intended for it. In addition, upon and to the extent requested by Landlord, copies of notices shall be sent to the Superior Mortgagee.

ARTICLE 33 - ESTOPPEL CERTIFICATES

33.01. Landlord or Tenant shall, at any time and from time to time, as requested by the other party, upon not less than twenty (20) days’ prior notice, execute and deliver to the requesting party or any Superior Mortgagee a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying, as applicable, the dates to which the Fixed Rent and Additional Charges have been paid, stating whether or not, to the best knowledge of the party giving the statement, the requesting party is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which the party giving the statement shall have knowledge, and stating whether or not, to the best knowledge of the party giving the statement, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default of the requesting party, and, if so, specifying each such event; any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigation. Either party shall also include in any such statement such other information concerning this Lease as the requesting party may reasonably request.

ARTICLE 34 - ARBITRATION

34.01. Either party may request arbitration of any matter in dispute. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and said dispute shall be determined in Newark, New Jersey, by a single arbitrator, in accordance with the rules then obtaining of the American Arbitration Association (or any comparable organization designated by Landlord). The award in such arbitration may be enforced on the application of either party by the order or judgment of a court of competent jurisdiction. The fees and expenses of any arbitration shall be borne by the parties equally, but each party shall bear the expense of its own attorneys and experts and the additional expenses of presenting its own proof. If Tenant gives notice requesting arbitration as provided in this Article, Tenant shall simultaneously serve a duplicate of the notice on each Superior Mortgagee whose name and address shall previously have been furnished to Tenant, and such Superior Mortgagee(s) shall have the right to participate in such arbitration.

ARTICLE 35 - MEMORANDUM OF LEASE

35.01. Neither party shall record this Lease. However, at the request of either party, the other party shall promptly execute, acknowledge and deliver to the requesting party a memorandum of lease in respect of this Lease sufficient for recording. Such memorandum shall not be deemed to change or otherwise affect any of the obligations or provisions of this Lease. Whichever party records such memorandum of Lease shall pay all recording costs and expenses, including any taxes that are due upon such recording.

ARTICLE 36 - MISCELLANEOUS

36.01. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease or in any other written agreement(s) which may be made between the parties concurrently with the execution and delivery of this Lease. All understandings and agreements heretofore had between the parties are merged in this Lease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation. Neither party has relied upon any statement or representation not embodied in this Lease or in any other written agreement(s) made concurrently herewith. The submission of this Lease to Tenant does not constitute by Landlord a reservation of, or an option to Tenant for, the Demised Premises, or an offer to lease on the terms set forth herein and this Lease shall become effective as a lease agreement only upon execution and delivery thereof by Landlord and Tenant.

36.02. No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such agreement is in writing, refers expressly to this Lease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of abandonment is sought.

36.03. If Tenant shall at any time request Landlord to sublet or let the Demised Premises for Tenant’s account, Landlord or its agent is authorized to receive keys for such purposes without releasing Tenant from any of its obligations under this Lease, and Tenant hereby releases Landlord of any liability for loss or damage to any of the Tenant’s Property in connection with such subletting or letting.

36.04. Except as otherwise expressly provided in this Lease, the obligations under this Lease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 11 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Section 36.04 shall not be construed as modifying the conditions of limitation contained in Article 25.

36.05. Except for Tenant’s obligations to pay Rent, the time for Landlord or Tenant, as the case may be, to perform any of its respective obligations hereunder shall be extended if and to the extent that the performance thereof shall be prevented due to any Unavoidable Delay. Except as expressly provided to the contrary, the obligations of Tenant hereunder shall not be affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease due to any of the matters set forth in the first sentence of this Section 36.05, or because of any failure or defect in the supply, quality or character of electricity, water or any other utility or service furnished to the Demised Premises.

36.06. Any liability for payments hereunder (including, without limitation, Additional Charges) shall survive the expiration of the Term or earlier termination of this Lease.

36.07. If Tenant shall request Landlord’s consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent; Tenant’s sole remedy shall be an action for specific performance or injunction, and such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold or delay its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

36.08. If an excavation shall be made upon land adjacent to or under the Building, or shall be authorized to be made, Tenant shall afford to the Person causing or authorized to cause such excavation, license to enter the Demised Premises for the purpose of performing such work as said Person shall reasonably deem necessary or desirable to preserve and protect the Building from injury or damage and to support the same by proper foundations, without any claim for damages or liability against Landlord and without reducing or otherwise affecting Tenant’s obligations under this Lease.

36.09. Tenant shall not exercise its rights under Article 15 or any other provision of this Lease in a manner which would violate Landlord’s union contracts or create any work stoppage, picketing labor disruption or dispute or any interference with the business of Landlord.

36.10. Tenant shall give prompt notice to Landlord of (a) any occurrence in or about the Demised Premises for which Landlord might be liable, (b) any fire or other casualty in the Demised Premises, (c) any damage to or defect in the Demised Premises, including the fixtures and equipment thereof, for the repair of which Landlord might be responsible, and (d) any damage to or defect in any part of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator or other systems located in passing through the Demised Premises or any part thereof.

36.11. This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. Tenant hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Lease may be brought in the Courts of the State of New Jersey, or the Federal District Court for the District of New Jersey, as Landlord may elect. By execution and delivery of this Lease, Tenant hereby irrevocably accepts and submits generally and unconditionally for itself and with respect to its properties, to the jurisdiction of any such court in any such action or proceeding, and hereby waives in the case of any such action or proceeding brought in the courts of the State of New Jersey, or Federal District Court for the District of New Jersey, any defenses based on jurisdiction, venue or forum non conveniens. If any provision of this Lease shall, be invalid or unenforceable, the remainder of this Lease shall not be affected and shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. If any words or phrases in this Lease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Lease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Lease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Lease on Tenant’s part to be performed, shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. Tenant specifically agrees to pay all of Landlord’s costs, charges and expenses, including attorneys’ fees, incurred in connection with any document review requested by Tenant and upon submission of bills therefor. In the event Landlord permits Tenant to examine Landlord’s books and records with respect to any Additional Charge imposed under this Lease, such examination shall be conducted at Tenant’s sole cost and expense and shall be conditioned upon Tenant retaining an independent accounting firm for such purposes which shall not be compensated on any type of contingent fee basis with respect to such examination. Wherever in this Lease or by law Landlord is authorized to charge or recover costs and expenses for legal services or attorneys’ fees, same shall include, without limitation, the costs and expenses for in-house or staff legal counsel or outside counsel at rates not to exceed the reasonable and customary charges for any such services as would be imposed in an arms length third party agreement for such services.

36.12. Upon request of Landlord, Tenant shall furnish to Landlord a copy of its then current audited financial statement which shall be employed by Landlord for purposes of financing the Demised Premises and not distributed otherwise without prior authorization of Tenant.

36.13. (i) Tenant represents that the North American Industrial Classification System (NAICS) number applicable to Tenant’s operations is 517100, and that as a result of same, the Demised Premises do not constitute an “industrial establishment” under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”).

(ii) In the event that (i) Tenant changes the use of the Demised Premises in a manner permitted under this Lease that causes the NAICS classification number to change, or (ii) Tenant causes the Demised Premises to become an “industrial establishment,” or (iii) there is a change in the Legal Requirements which mandates action on Tenant’s behalf, then upon a termination of this Lease, Tenant shall satisfy its obligations under ISRA prior to its lease termination date by causing to be obtained or performed one or more of the following: (1) securing an approval of the Tenant’s Negative Declaration; (2) securing an approval of the Tenant’s Remedial Action Workplan, and completing the implementation of such Plan, and obtaining from NJDEP a “No Further Action” letter; or obtaining a Remediation Agreement with NJDEP and completing all requirements thereunder; or (4) obtaining a letter of non-applicability from NJDEP. Tenant shall bear sole responsibility for any investigation and cleanup costs, fees, penalties, or damages associated with ISRA compliance to the extent arising from Tenant’s activities on the Demised Premises or as a result of Tenant’s breach of this Lease. In the event that Tenant is unable to complete the its ISRA compliance obligations by the Expiration Date, Landlord shall continue to provide Tenant with reasonable access to the Demised Premises, provided that any work undertaken by Tenant shall be performed in such a manner as to minimize interference with Landlord’s or any other tenant’s use of the Demised Premises. However, Landlord reserves its rights to deem Tenant a holdover tenant in the event that Tenant’s ISRA compliance unreasonably restricts the Landlord’s use of the Demised Premises (it being understood that the Fixed Rent for the first three (3) months of any such holdover shall be the monthly Fixed Rent in effect during the last month of the Term and the Fixed Rent during any holdover after the first three months shall be at 200% of the monthly Fixed Rent during the last month of the Term.)

(iii) Tenant shall provide Landlord with copies of all correspondence, documents and reports, including sampling results submitted to or received from any governmental agency or third party in connection with Tenant’s compliance with ISRA.

36.14. (a) Certification. Landlord and Tenant each certify to the other that: (i) It is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) It is not engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation.

(b) Indemnification. Landlord and Tenant each hereby agrees to defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the foregoing certification.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

777 SINATRA DRIVE CORP.
(“Landlord”)

By:	/s/ Irwin A. Horowitz
Irwin A. Horowitz
Executive Vice President

EQUINIX, INC.
(“Tenant”)

By:	/s/ Peter F. Van Camp
Name:	Peter F. Van Camp
Title:	Chief Executive Officer

Copyright © Hartz Mountain Industries, Inc. 2005. All Rights Reserved. No portion of this document may be reproduced without the express written consent of Hartz Mountain Industries, Inc.